Exhibit 99.1

Terra Nova Financial Group, Inc. Announces Shareholder Approval of 1-for-10 Reverse Stock Split, Reduction of Authorized Shares and Shareholder Action Without a Meeting

Chicago, IL - July 12, 2007 - Terra Nova Financial Group, Inc. (OTCBB: TNVF.OB), a leading financial services company specializing in trading and brokerage services, today announced that at a special meeting of shareholders held July 12, 2007 shareholders approved a reverse stock split of the Company's outstanding common stock at a ratio of 1-for-10.

As previously announced, the Board had approved the reverse stock split, subject to approval of shareholders holding at least two-thirds of the Company's outstanding common stock, with the intent that it will encourage investor interest and improve the marketability of the Company's common stock to a broader range of investors. The Company's common stock will continue to trade on the OTC Bulletin Board on a split-adjusted basis.

Under the terms of the reverse stock split, each ten shares of issued and outstanding common stock will automatically be combined into and become one share of common stock.

No fractional shares will be issued in connection with the reverse stock split. In lieu of issuing fractional shares, the company will round the conversion figure for the new shares up to the nearest full share for each shareholder who would otherwise receive a fractional share. The shares issuable to holders of any outstanding series of convertible preferred stock or convertible notes upon conversion, or to holders of outstanding options or warrants upon exercise, will be adjusted proportionately to reflect the reverse stock split. The number of shares authorized for issuance under the Company's equity compensation plans will be proportionately reduced automatically as well.

"We expect the reverse split to improve our visibility among companies of similar size and allow us to gain exposure to a larger shareholder base." says Michael Nolan, CEO.

In connection with the reverse stock split, shareholders approved an amendment to the Company's Amended and Restated Articles of Incorporation to reduce the number of the Company's authorized shares of common stock from 800 million to 150 million, without any change in par value of $0.01 per share.

In addition, shareholders approved an amendment to the Company's Amended and Restated Articles of Incorporation providing that any action required by statute or by the Amended and Restated Articles of Incorporation to be approved by shareholders at an annual or special meeting may be taken without a meeting, without notice and without a vote if one or more written consents setting forth the proposed action are signed by shareholders having at least the minimum number of votes that would be necessary to take such action at a meeting at which all shareholders entitled to vote on the action were present and voted.

The reverse split and amendments to the Company's Amended and Restated Articles of Incorporation will take effect on August 1, 2007 after filing of a certificate of amendment with the State of Texas, subject to the Board's discretion to abandon or delay filing of a certificate of amendment if it determines such action to be in the Company's best interests.

The Company's transfer agent will act as the exchange agent to implement the exchange of stock certificates for the reverse stock split. Shareholders and holders of securities convertible into or exercisable for the Company's common stock will be notified of the effectiveness of the reverse split. Shareholders of record will receive a letter of transmittal requesting them to surrender their old stock certificates for new stock certificates reflecting the adjusted number of shares as a result of the reverse split. Persons who hold their shares in brokerage accounts or "street name" will not be required to take any further action to effect the exchange of their shares. No new certificates will be issued to a shareholder until such shareholder has surrendered any outstanding certificates together with the properly completed and executed letter of transmittal to the exchange agent. Shareholders should not destroy any stock certificate and should not submit any certificates until they receive a letter of transmittal. Certificates surrendered for exchange will be canceled and retired by the Company.

About Terra Nova Financial Group, Inc.

Terra Nova Financial Group, Inc. operates through two wholly owned subsidiaries, Terra Nova Financial, LLC (Member NASD, NFA, SIPC, NYSE Arca Equities, NYSE Arca Options, ISE, BOX, NSX, BSE and CHX) and RushGroup Technologies, Inc.

Terra Nova Financial, LLC is a full-service self-clearing agency broker-dealer and futures commission merchant offering to brokers, institutions and individuals a broad suite of trading products including domestic equities, options, exchange-traded funds ("ETFs"), commodity futures and options, fixed income securities, mutual funds and foreign exchange. Terra Nova Financial provides market access, order execution, superior customer support and comprehensive clearing services to professional traders and investors.

Terra Nova, through RushGroup, offers innovative proprietary trading platforms for active, professional and institutional traders, with advanced order routing technology and desktop customization capabilities that provide the client with the best trading tools possible.

Terra Nova is headquartered in Chicago with a sales presence in New York and San Francisco.

All statements in this presentation that are not historical are forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks. Such forward-looking statements may be identified by words such as "believe," "anticipate," "should," "intend," "plan," "will," "expect," "estimate," "project," "strategy," or similar statements. Statements reflect the Company's current views concerning future events and are subject to risks and uncertainties. These statements are based upon assumptions and assessments made by our management in light of their experience and perception of historical trends, current conditions, expected future developments and other factors our management believes appropriate. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in these forward-looking statements, including, without limitation, our ability to achieve or maintain profitable operations and to maintain sufficient cash to operate our business and meet our liquidity requirements; our ability to obtain financing, if required, on terms acceptable to us, if at all; the success of our research and development; competitive developments affecting our current products; our ability to successfully attract strategic partners and to market both new and existing products; exposure to lawsuits and regulatory proceedings; our ability to protect our intellectual property; governmental laws and regulations affecting operations; our ability to identify and complete diversification opportunities; the impact of acquisitions, divestitures, restructurings, product withdrawals and other unusual items; and other factors detailed from time to time in our filing with the Securities and Exchange Commission. Except as required by law, the Company assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact Information

For more information about Terra Nova's brokerage and clearing services, please visit www.terranovafinancial.com. For more information about Terra Nova's technology offering, please visit www.rushgroup.com.

Investor Relations: Brooke Hoffmann, 1-312-827-3602
Media Contact: Christopher Hartman, 1-312-827-3695